Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150981 on Form S-8 of Peapack-Gladstone Financial Corporation of our report dated June 27, 2025 appearing in this Annual Report on Form 11-K of Peapack-Gladstone Bank Employees’ Savings and Investment Plan for the year ended December 31, 2024.

/s/ Crowe LLP
Crowe LLP

Oakbrook Terrace, Illinois

June 27, 2025